Exhibit (d)(8)

                       AMENDMENT TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT, reflecting the amendments that have been effective on and from 21st day of August, 2003 is made as of the 20th day of June, 2005, by and between SCUDDER MUTUAL FUNDS, INC. (the `Trust'), DEUTSCHE INVESTMENT AUSTRALIA LIMITED, a company organized under the laws of Australia (hereinafter called the `Sub-Advisor'), to the Sub-Advisory Agreement dated April 5, 2002 by and between the Investment Advisor and the Sub-Advisor (the `Sub-Advisory Agreement').

WHEREAS, the parties hereto desire to confirm the agreed amendments to the compensation under the Sub-Advisory Agreement as set forth herein.

NOW, THEREFORE, it is confirmed that:

         1. Paragraph 2 of the Sub-Advisory Agreement was amended by deleting it in its entirety and replacing it with the following paragraph:

         2. We agree to pay in United States dollars to you, as compensation for the services provided and the expenses borne pursuant to this Agreement, a fee, calculated daily and payable monthly in arrears, at an annual rate equal to the percentage of the Advisory Fee specified in Schedule A hereto, as amended. In addition, we agree to pay you an amount equal to any Australian GST payable on any taxable supply you make to us in connection with this Agreement. For purposes of computing the monthly fee, the value of the net assets of the Fund shall be determined as of the close of business on the last business day of each month; provided, however, that the fee for the period from the end of the last month ending prior to termination of this Agreement, for whatever reason, to the date of termination shall be based on the value of the net assets of the Fund determined as of the close of business on the date of termination and the fee for such period through the end of the month in which such proceeds are received shall be prorated according to the proportion which such period bears to a full monthly period. Each payment of a monthly fee shall be made by us to you within fifteen days next following the day as if which such payment is so computed.


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         The value of the net assets of the Fund shall be determined pursuant to applicable provisions of the Articles of Incorporation and By-laws of the Company.

         We agree to work with you, in order to make our relationship as productive as possible for the benefit of the Fund, to further the development of your ability to provide the services contemplated by
         Section 1. To this end we agree to work with you to assist you in developing your research techniques, procedures and analysis. We may from time to time furnish you with informal memoranda, reflecting our understanding of our working procedures with you, which will be agreed to by each of us and may be revised as you work with us pursuant to this Agreement. We also agree to furnish you with current copies the Fund's Prospectus and Statement of Additional Information, and all amendments and supplements thereto. We agree not to furnish, without your consent, to any person other than our personnel and directors and representatives of the Company or the Fund any tangible research material that is prepared by you, that is not publicly available, and that has been stamped or otherwise clearly indicated by you as being confidential.

         We agree that your prior approval will be required with respect to of any references to you in any reports.

         3. The Schedule A of the Sub-Advisory Agreement that is attached to this amendment will be added to the Agreement.

         4. Save as amended above, the Sub-Advisory Agreement shall remain in full force and effect.

This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in duplicate by their respective officers on the day first above written.

Scudder Mutual Funds, Inc. ("Trust")       Deutsche Asset Management, Inc.
                                           ("Investment Advisor")


------------------------------------

By:  /s/Julian Sluyters                    By:  /s/A. Thomas Smith
     -------------------------------            --------------------------------
Title: MANAGING DIRETOR                    Title: MANAGING DIRECTOR
       -----------------------------             -------------------------------


Deutsche Investment Australia Limited ("Sub-Advisor")


By:  /s/Illegible

Title:  DIRECTOR


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                                   Schedule A


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         Fund                    Net Assets                 Sub-Advisory Fee
--------------------------------------------------------------------------------
Gold and Precious Metal    Net Assets of the Fund       0.50 of the Advisory Fee

         Fund            advised by the Sub-Advisor
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